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                                                                     EXHIBIT 5.1


[LOGO]                                                    VINSON & ELKINS L.L.P.
                                                       3700 TRAMMELL CROW CENTER
                                                                2001 ROSS AVENUE
                                                        DALLAS, TEXAS 75201-2975
                                                        TELEPHONE (214) 220-7700
                                                              FAX (214) 220-7716
                                                                   www.velaw.com



May 16, 2002

Pioneer Natural Resources Company
5205 North O'Connor Boulevard
Suite 1400
Irving, Texas 75039

Ladies and Gentlemen:

     We have acted as counsel for Pioneer Natural Resources Company, a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933 of 8,000,000 shares of the Company's common stock, par value $0.01 per share and associated rights to purchase shares of Series A Junior Participating Preferred Stock (the "Shares"), pursuant to the Company's registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on May 16, 2002.

     In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the amended and restated certificate of incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the amended and restated bylaws of the Company, and (iv) certain resolutions adopted by the board of directors of the Company.

     We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents. In addition, we have assumed that (i) the Shares will be issued in accordance with the terms of the Pioneer Natural Resources Company Long-Term Incentive Plan, as amended (the "Plan"), (ii) the full consideration for each Share shall be paid to the Company and in no event will be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law.

     Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued by the Company in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

     This opinion is limited in all respects to the laws of the States of Texas and Delaware and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction.

     This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,

                                       /s/ Vinson & Elkins L.L.P.